Exhibit 99

Bassett Furniture Industries, Inc. P.O. Box 626 Bassett, VA 24055	J. Michael Daniel, Senior Vice President - Chief Financial & Administrative Officer (276) 629-6614 - Investors

For Immediate Release	Peter D. Morrison, Vice President of Communications (276) 629-6387 – Media

Bassett Furniture News Release

Bassett Announces Regular Quarterly Dividend

(Bassett, Va.) – January 11, 2024–Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today that its Board of Directors has declared a regular quarterly dividend of $0.18 per share of common stock, payable on March 1, 2024, to shareholders of record at the close of business on February 16, 2024.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 87 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes stylish, custom-built furniture that features the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

###